Exhibit 4.5
FIRST AMENDMENT
TO THE
CARDINAL HEALTH 401(K) SAVINGS PLAN
(As Amended and Restated January 1, 2020)

Background Information

A.    Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan (the “Plan”) for the benefit of employees of Cardinal Health and its subsidiaries and affiliates.

B.    Section 12.02 of the Plan provides that the Plan may be amended at any time through a written resolution adopted or approved by the Chief Executive Officer (“CEO”) of Cardinal Health.

C.    The CEO desires to amend the Plan to change the amount of Safe Harbor Matching Contributions to be provided with respect to pay dates occurring on and after July 1, 2020.

Amendment of the Cardinal Health 401(k) Savings Plan

The Plan is hereby amended as set forth below, effective as of July 1, 2020.

1.    Section 3.07(B)(i) of the Plan is hereby amended by replacing the second sentence thereof in its entirety as follows:

“Specifically, on and after July 1, 2020, the Employer shall match 200% of each Participant’s Compensation Deferral Contributions that do not exceed 1% of the Participant’s Compensation, and 50% of each Participant’s Compensation Deferral Contributions that exceed 1% of the Participant’s Compensation but do not exceed 5% of the Participant’s Compensation.”

2.    A new Section 3.07(E) is hereby added to the Plan to read as follows:

“E.    2020 Safe Harbor Matching Contributions. Notwithstanding any other provision of this Section 3.07 or the Plan to the contrary, with respect to the Plan Year ending December 31, 2020:

(i)    the Plan shall satisfy the actual deferral percentage (ADP) test as set forth under Code Section 401(k)(3), using the current year testing method described in Treasury Regulation Section 1.401(k)-2(a)(2)(ii); and

(ii)    the Plan shall satisfy the actual contribution percentage (ACP) test as set forth under Code Section 401(m)(2), using the current year testing method described in Treasury Regulation Section 1.401(m)-2(a)(2)(ii).”

3.    All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.
CHIEF EXECUTIVE OFFICER

By:     /s/ Michael C. Kaufmann

Date:     5/29/20